EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Estée Lauder Companies Inc.:

We consent to the incorporation by reference in the Registration Statement Numbers 33-99554, 333-49606, 333-66851, 333-72684, 333-72650, 333-126820, 333-131527, 333-147262 and 333-161452 on Form S-8 and Number 333-154801 on Form S-3 of The Estée Lauder Companies Inc. of our reports dated August 19, 2010 relating to the consolidated balance sheets of The Estée Lauder Companies Inc. and subsidiaries as of June 30, 2010 and 2009 and the related consolidated statements of earnings, equity, comprehensive income (loss), and cash flows for each of the years in the three-year period ended June 30, 2010 and the related financial statement schedule and the effectiveness of internal control over financial reporting as of June 30, 2010, which reports appear in the annual report on Form 10-K for the fiscal year ended June 30, 2010 of The Estée Lauder Companies Inc.

Our report refers to a change in the Company’s methods of accounting for business combinations and non-controlling interests in fiscal 2010 and a change in its method of accounting for uncertainty in income taxes in fiscal 2008.

/s/ KPMG LLP

New York, New York
August 19, 2010